Exhibit 99.1

Investor Contact: Stewart A. Fisher
EVP and CFO
(610) 409-2225
stewart.fisher@accellent.com

For Immediate Release

Accellent Inc. Announces Third Quarter 2006 Financial Results

Wilmington, MA. (November 14, 2006) — Accellent Inc. (the “Company”), a wholly owned subsidiary of Accellent Holdings Corp. (“Accellent”), announced results for the three and nine months ended September 30, 2006.

Historical Financial Results

Third Quarter Financial Results

Net sales for the third quarter of 2006 increased 2.8% to $119.9 million compared with $116.7 million in the corresponding period of 2005.  The net loss for the third quarter of 2006 was $(6.5) million compared to net income in the corresponding period of 2005 of $2.9 million.  Compared to the third quarter of 2005, the third quarter of 2006 included $8.7 million in higher interest costs, $4.3 million of primarily non-cash losses due to changes in the fair value of our interest rate hedging instruments and $2.7 million in higher amortization expense related to the Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Bain Capital (“Bain”) acquisition of the Company on November 22, 2005  (the “2005 transaction”), partially offset by $3.6 million in lower non-cash compensation charges.

Nine Months Financial Results

Net sales for the nine months ended September 30, 2006 increased 7.7% to $366.3 million compared with $340.3 million in the corresponding period of 2005.  The net loss for the first nine months of 2006 was $(10.9) million compared to net income in the corresponding period of 2005 of $11.9 million.  Compared to the first nine months of 2005, the first nine months of 2006 included $25.0 million in higher interest costs, $8.2 million in higher amortization expense and non-cash inventory step-up charges of $6.4 million related to the 2005 transaction, partially offset by $1.8 million of non-cash gains due to changes in the fair value of our interest rate hedging instruments, and $1.2 million in lower non-cash compensation charges.

Pro Forma 2006 Financial Results (1)

Third Quarter Pro Forma Financial Results

Giving pro forma effect to the 2005 transaction and the Company’s acquisitions of Campbell Engineering, Inc. (“Campbell”) and Machining Technology Group, LLC (“MTG”) as if they had occurred as of January 1, 2005, net sales for the third quarter ended September 30, 2006 decreased 2.4% to $119.9 million compared with net sales of $122.8 million in the corresponding period of 2005.  The Company’s facility rationalization program negatively impacted the 2006 sales growth rate by approximately 1%.  Excluding the impact of the previously disclosed ramp-down impact of a select product line, net sales increased 7%. Adjusted EBITDA (2) for the three months ended September 30, 2006 was $25.7 million, a decrease of 6.1% compared to Adjusted EBITDA of $27.4 million in the corresponding period of 2005.  Adjusted EBITDA declined due to lower sales, a less favorable product mix and higher costs primarily related to new production start-up.

Nine Months Pro Forma Financial Results

Pro forma net sales for the nine months ended September 30, 2006 increased 1.8% to $366.3 million compared with pro forma net sales of $359.8 million in the corresponding period of 2005.  The Company’s facility rationalization program negatively impacted 2006 net sales by approximately 1%.  Excluding the impact of the previously disclosed ramp-down impact of a select product line, net sales increased 9%.

Adjusted EBITDA for the nine months ended September 30, 2006 increased 1.0% to $79.9 million compared to Adjusted EBITDA of $79.2 million in the corresponding period of 2005.

Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial statements accompanying this press release.

First and Second Quarter Restatement for Hedge Accounting Under SFAS 133

Separately, the Company announced that it has restated financial statements for the first and second quarters of 2006 in order to reflect the Company’s conclusion that certain derivative instruments relating to interest rate swap and collar agreements did not qualify for cash flow hedge accounting. The Company believed the initial accounting treatment for these interest rate swap and collar agreements treated as hedges properly reflected the intent and economics of the underlying transactions; however, the interpretations of how to apply Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and how to adequately provide documentation for such instruments so as to qualify for hedge accounting are very complex. Based on an evaluation of the Company’s hedge documentation, management has concluded the documentation with respect to these instruments did not meet the requirements of SFAS 133. Therefore, the unaudited condensed consolidated financial statements for the first and second quarters of 2006 have been restated to reflect any changes in the market value of these derivative instruments in the condensed consolidated statements of operations rather than in “accumulated other comprehensive income (loss),” a component of stockholder’s equity. Additionally, any previously realized amounts associated with these derivatives have been reclassified out of interest expense, net into the “gain on derivative instruments” line item in the condensed consolidated statements of operations.

The impact of the restatement will be to increase net income by $3.5 million in the first quarter of 2006 and by $2.6 million in the second quarter of 2006.  The restatement will not impact the Company’s previously reported Adjusted EBITDA as defined in its senior secured credit agreement.  Continued application of fair value accounting for the derivatives may result in greater fluctuations in net income for future periods, unless and until the Company, at its discretion, satisfies the documentation requirements for the designation of the interest rate swap and collar agreements as cash flow hedges in accordance with SFAS 133.

Conference Call

Ron Sparks, President and Chief Executive Officer, and Stew Fisher, Executive Vice President and Chief Financial Officer, will discuss third quarter results in a conference call scheduled for today, November 14, at 5:00 p.m. (Eastern Time).  The teleconference can be accessed live on the Internet through the Investor Relations section of the Accellent Web site at www.accellent.com or by calling (800) 322-2803 pass code 69977911.   Please visit the Web site or dial in 10 to 15 minutes prior to the beginning of the call to download and install any necessary audio software.  A replay of the conference call will be available via www.accellent.com or by telephone at (888) 286-8010 pass code 79666906.

About Accellent

Accellent Inc. provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets. Accellent has broad capabilities in design & engineering services, precision component fabrication, finished device assembly and complete supply chain management. These capabilities enhance customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently.   For more information, please visit www.accellent.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements included herein, other than statements of historical fact, may constitute forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 30, 2006.  All forward-looking statements are expressly qualified in their entirety by such factors.

Accellent Inc.

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Predecessor		Successor
	Three Months Ended September 30, 2005	Pro Forma Three Months Ended September 30, 2005	Three Months Ended September 30, 2006
Net Sales	$116,655	$122,824	$119,915
Cost of Sales	79,758	82,990	84,156
Gross Profit	36,897	39,834	35,759
Selling, general & admin. expenses	18,547	19,044	13,420
Research & development expenses	866	866	947
Restructuring charges	1,185	1,185	1,154
Amortization of intangibles	1,572	4,303	4,301
Income from operations	14,727	14,436	15,937
Interest expense, net	(7,970)	(15,586)	(16,692)
Loss on derivative instruments	—	—	(4,260)
Other income (expense)	42	15	(163)
Income (loss) before income taxes	6,799	(1,135)	(5,178)
Income tax expense	3,930	4,037	1,279
Net income (loss)	$2,869	$(5,172)	$(6,457)

Accellent Inc.
Reconciliation of Net Income (Loss) to EBITDA to Adjusted EBITDA
(in thousands)
(unaudited)

	Predecessor		Successor
	Three Months Ended September 30, 2005	Pro Forma Three Months Ended September 30, 2005	Three Months Ended September 30, 2006

Net income (loss)	$2,869	$(5,172)	$(6,457)

Income tax expense	3,930	4,037	1,279
Interest expense, net	7,970	15,586	16,692
Depr. and amortization	5,516	7,562	8,642
EBITDA (2)	$20,285	$22,013	$20,156

Restructuring charges		1,185	1,154
Stock-based compensation		2,681	(928)
Inventory step-up		120	—
Loss on derivative instruments		—	4,260
Losses from closed facilities		127	—
Other		1,289	1,087
Adjusted EBITDA (2)		$27,415	$25,729

Accellent Inc.
Condensed Consolidated Statements of Operations
(in thousands)
(unaudited)

	Predecessor		Successor
	Nine Months Ended September 30, 2005	Pro Forma Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2006

Net Sales	$340,253	$359,836	$366,323
Cost of Sales	234,122	243,530	259,701
Gross Profit	106,131	116,306	106,622
Selling, general & admin. expenses	49,539	50,888	46,678
Research & development expenses	2,294	2,294	2,819
Restructuring charges	3,824	3,824	3,452
Amortization of intangibles	4,660	12,909	12,904
Income from operations	45,814	46,391	40,769
Interest expense, net	(23,731)	(46,757)	(48,764)
Gain on derivative instruments	—	—	1,840
Other expense	(105)	(183)	(584)
Income (loss) before inc. taxes	21,978	(549)	(6,739)
Income tax expense	10,045	10,366	4,144
Net income (loss)	$11,933	$(10,915)	$(10,883)

Accellent Inc.
Reconciliation of Net Income (Loss) to EBITDA to Adjusted EBITDA
(in thousands)
(unaudited)

	Predecessor		Successor
	Nine Months Ended September 30, 2005	Pro Forma Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2006

Net income (loss)	$11,933	$(10,915)	$(10,883)

Income tax expense	10,045	10,366	4,144
Interest expense, net	23,731	46,757	48,764
Depr. and amortization	16,063	22,146	25,295
EBITDA (2)	$61,772	$68,354	$67,320

Restructuring charges		3,824	3,452
Stock-based compensation		3,556	2,332
Inventory step-up		120	6,422
Gain on derivative instruments		—	(1,840)
Losses from closed facilities		830	—
Other		2,486	2,240
Adjusted EBITDA (2)		$79,170	$79,926

Accellent Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2005	September 30, 2006

Assets
Current assets
Cash and cash equivalents	$8,669	$3,881
Accounts receivable, net	54,916	57,707
Inventories	66,467	63,758
Prepaid expenses and other	3,877	3,122
Total current assets	133,929	128,468
Property and equipment, net	116,587	128,285
Goodwill	855,345	847,323
Intangibles, net	276,109	263,205
Deferred financing costs and other assets	26,478	24,760
Total assets	$1,408,448	$1,392,041

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$4,018	$4,016
Accounts payable	21,289	23,150
Accrued expenses	39,150	39,848
Total current liabilities	64,457	67,014
Notes payable and long-term debt	697,074	694,391
Other long-term liabilities	28,117	38,944
Total liabilities	789,648	800,349
Stockholder’s equity	618,800	591,692
Total liabilities and stockholder’s equity	$1,408,448	$1,392,041

(1)           The Company has presented pro forma results of operations for the periods presented because (i) its 2005 historical results do not include operating results of Campbell and MTG and (ii) the capital structure changed significantly on November 22, 2005 as a result of the KKR and Bain acquisition of the Company and the related financings and other transactions. Accordingly, the Company believes the pro forma results of operations presented herein are useful in understanding its 2006 and 2005 operating results. The Company’s pro forma results of operations for the periods presented give effect to the following transactions as if they had occurred on January 1, 2005:  the acquisitions of Campbell and MTG; and the new debt incurred in connection with the KKR and Bain acquisition of the Company.   The pro forma information included herein is presented for comparative purposes only and does not purport to represent what the Company’s results of operations would actually have been had these transactions occurred on the date indicated or to project the Company’s results of operations for any future period or date. The basis for the Company’s pro forma results related to the acquisitions is detailed in the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission (Commission File No. 333-130470) on February 14, 2006.

 (2)          EBITDA and Adjusted EBITDA presented in this press release are supplemental measures of our performance that are not required by, or presented in accordance with GAAP.  EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity.

EBITDA represents net income (loss) before net interest expense, income tax expense, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA further adjusted to give effect to unusual items, non-cash items, the pro forma effect of acquisitions as if they had taken place at the beginning of the periods covered by the covenant calculation and other adjustments, all of which are required in calculating covenant ratios and compliance under the indenture governing our senior subordinated notes and under our senior secured credit facility. For the periods presented, Adjusted EBITDA includes adjustments for: restructuring and other related charges, gains and losses from derivative instruments, gain on sale of property, non-operating currency transaction losses, certain stock compensation related charges, severance, gain on recovery of accounts receivable acquired as part of MedSource acquisition, write-off of inventory step-up, executive relocation, losses from closed facilities, acquired Adjusted EBITDA from Campbell and MTG for the periods prior to the actual date of each respective acquisition, acquisition deal expenses and management fees.

We believe that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indenture governing our senior subordinated notes and under our senior secured credit facility.  Adjusted EBITDA is a material component of these covenants.  We also present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.